As filed with the Securities and Exchange Commission on May 9, 2011
Registration Nos. 333-53889, 333-53891

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM
S-8 REGISTRATION STATEMENT NO. 333-53889
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM
S-8 REGISTRATION STATEMENT NO. 333-53891
Under
THE SECURITIES ACT OF 1933

LADISH CO., INC.
(Exact name of registrant as specified in its charter)

Wisconsin	31-1145953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5481 S. Packard Avenue
Cudahy, Wisconsin 53110
(Address, including zip code, of registrant’s principal executive offices)

Ladish Co., Inc. 1996 Long-Term Incentive Plan
Ladish Co., Inc. Savings and Deferral Investment Plan
Ladish Co., Inc. Hourly Employees Savings and Deferral Investment Plan
(Full title of the plans)
Wayne E. Larsen
Vice President Law/Finance & Secretary
5481 S. Packard Avenue
Cudahy, Wisconsin 53110
(414) 747-2611
(Name, address, and telephone number, including area code, of agent for service)
with a copy to:
Mark T. Plichta
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
(414) 271-2400

Termination of Registration
     Registration Statements Nos. 333-53889 and 333-53891 on Form S-8 (the “Registration Statements”) covered shares of common stock, par value $.01 per share, of Ladish Co., Inc., a Wisconsin corporation (the “Company”), issuable by the Company pursuant to the Ladish Co., Inc. 1996 Long-Term Incentive Plan, the Ladish Co., Inc. Savings and Deferral Investment Plan and the Ladish Co., Inc. Hourly Employees Savings and Deferral Investment Plan (the “Plans”).
     Pursuant to the Agreement and Plan of Merger, dated as of November 16, 2010 (the “Merger Agreement”), by and among Allegheny Technologies Incorporated, a Delaware corporation (“Parent”), LPAD Co., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Merger Sub”), PADL LLC, a Wisconsin limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”) and the Company, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly owned subsidiary of Parent. Immediately after the effectiveness of the Merger, the Company will merge with and into PADL LLC, a Wisconsin limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Parent.
     As a result of the expected completion of the Merger and other transactions contemplated by the Merger Agreement on May 9, 2011, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offerings thereunder, the Company hereby removes from registration all shares of common stock registered but not sold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements Nos. 333-53889 and 333-53891 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cudahy, State of Wisconsin, on May 9, 2011.

LADISH CO., INC.
By:	/s/ Wayne E. Larsen
Wayne E. Larsen
Vice President Law/Finance & Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the indicated capacities on May 9, 2011.

Signature	Title

/s/ Gary J. Vroman Gary J. Vroman	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Wayne E. Larsen Wayne E. Larsen	Director, Vice President Law/Finance & Secretary (Principal Financial and Accounting Officer)

/s/ Lawrence W. Bianchi Lawrence W. Bianchi	Director

/s/ James C. Hill James C. Hill	Director

/s/ Leon A. Kranz Leon A. Kranz	Director

/s/ J. Robert Peart J. Robert Peart	Director

/s/ John W. Splude John W. Splude	Director